                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:                                     Genworth Variable Insurance Trust
Address of Principal Business Office      2300 Contra Costa Boulevard, Suite 600
(No. & Street, City, State, Zip Code):    Pleasant Hill, CA 94523-3967
Telephone Number (including area code):   800-664-5345

Name and address of agent for             The Corporation Trust Company
service of process:                       Corporation Trust Center
                                          1209 Orange Street
                                          Wilmington, DE 19801

With copies of Notices                    Michael P. O'Hare, Esquire
and Communications to:                    Stradley Ronon Stevens & Young, LLP
                                          2600 One Commerce Square
                                          Philadelphia, PA 19103

                                          Carrie E. Hansen
                                          2300 Contra Costa Boulevard, Suite 600
                                          Pleasant Hill, CA 94523-3967
Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]    NO [ ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the undersigned trustee and officers of the registrant have caused this notification of  registration  to be duly signed on behalf of the  registrant  in the city of
Pleasant Hill and the state of California on the 3rd day of June, 2008.

                                               Genworth Variable Insurance Trust
                                               (REGISTRANT)

                                               By: /s/ Gurinder S. Ahluwalia
                                               Gurinder S. Ahluwalia, Trustee

                                               /s/ Carrie E. Hansen
                                               Carrie E. Hansen, President

                                               /s/ Danell J. Doty
                                               Danell J. Doty, Treasurer

Attest:  /s/ Christine Villas-Chernak, Secretary
         Christine Villas-Chernak, Secretary